Exhibit 99.1
COASTAL FINANCIAL CORPORATION ANNOUNCES SECOND QUARTER 2023 RESULTS
Company Release: July 27, 2023

Second Quarter 2023 Highlights:
•Net income of $12.9 million, or $0.95 per diluted common share, for the three months ended June 30, 2023, compared to $12.4 million, or $0.91 per diluted common share for the three months ended March 31, 2023.
◦Return on average assets ("ROA") of 1.52% for the three months ended June 30, 2023.
◦Return on average equity ("ROE") of 19.53% for the three months ended June 30, 2023.
•Total assets increased $84.3 million, or 2.4%, to $3.54 billion for the quarter ended June 30, 2023, compared to $3.45 billion at March 31, 2023.
•Loan growth, net of deferred fees of $170.3 million, or 6.0%, to $3.01 billion for the quarter ended June 30, 2023.
◦CCBX loans increased $128.3 million, or 11.0%, to $1.29 billion.
◦Community bank loans increased $42.0 million, or 2.5%, to $1.71 billion.
•Deposits increased $67.3 million, or 2.2%, to $3.16 billion for the quarter ended June 30, 2023.
◦CCBX deposit growth of $89.3 million, or 5.7%, to $1.65 billion.
▪Additional $9.9 million in CCBX deposits transferred off balance sheet.
◦Community bank deposits decreased $21.9 million, or 1.4%, to $1.51 billion.
▪Includes noninterest bearing deposits of $621.0 million or 41.1% of total community bank deposits
▪Community bank cost of deposits was 0.98%.
◦Uninsured deposits of $632.1 million, or 20.0% of total deposits as of June 30, 2023, compared to $768.3 million, or 24.8% of total deposits as of March 31, 2023.
•Total revenue increased $17.1 million, or 16.5%, for the three months ended June 30, 2023, compared to the three months ended March 31, 2023
•Total revenue excluding Banking as a Service ("BaaS") credit enhancements and BaaS fraud enhancements increased $8.9 million, or 15.0%, to $68.4 million for the three months ended June 30, 2023, compared to the three months ended March 31, 2023. (A reconciliation of the non-GAAP measures are set forth at the end of this earnings release.)
•Liquidity/Borrowings as of June 30, 2023:
◦Capacity to borrow up to $559.8 million from Federal Home Loan Bank and the Federal Reserve Bank discount window with no borrowings taken under these facilities since the first quarter of 2022.
•Investment Portfolio as of June 30, 2023 :
◦Available for sale ("AFS") investments of $98.2 million, compared to $98.0 million as of March 31, 2023, of which 99.7% are U.S. Treasuries, with a weighted average remaining duration of 8 months as of June 30, 2023.
◦Held to maturity ("HTM") investments of $12.6 million, of which 100% are U.S. Agency mortgage backed securities held for CRA purposes, with a fair value of $404,000 less than the carrying value and a weighted average remaining duration of 6.7 years as of June 30, 2023.
Everett, WA – Coastal Financial Corporation (Nasdaq: CCB) (the “Company”, "Coastal", "we", "our", or "us"), the holding company for Coastal Community Bank (the “Bank”), today reported unaudited financial results for the quarter ended June 30, 2023.

Quarterly net income for the second quarter of 2023 was $12.9 million, or $0.95 per diluted common share, compared with net income of $12.4 million, or $0.91 per diluted common share, for the first quarter of 2023, and $10.2 million, or $0.76 per diluted common share, for the quarter ended June 30, 2022.
Total assets increased $84.3 million, or 2.4%, during the second quarter of 2023 to $3.54 billion, from $3.45 billion at March 31, 2023. Loan growth of $170.3 million, or 6.0%, during the three months ended June 30, 2023 to $3.01 billion, compared to $2.84 billion at March 31, 2023. Loan growth included CCBX loan growth of $128.3 million, or 11.0%, and an increase of $42.0 million, or 2.5% in community bank loans, which is net of $196,000 in PPP loan forgiveness/repayments. Deposits increased $67.3 million, or 2.2%, during the three months ended June 30, 2023 and included CCBX deposit growth of $89.3 million, or 5.7%, and a decrease in community bank deposits of $21.9 million, or 1.4%. The slight decrease in community bank deposits was a result of pricing disciplines as some customers sought higher rate products. Our cost of deposits for the community bank was 0.98% for the three months ended June 30, 2023, compared to 0.66% for the three months ended March 31, 2023.
“We saw solid deposit growth in the second quarter, with deposits increasing $67.3 million, or 2.2%, compared to March 31, 2023. Fully insured IntraFi network sweep deposits increased $146.0 million to $240.3 million as of June 30, 2023, compared to $94.3 million as of March 31, 2023. These fully insured sweep deposits allow our larger deposit customers to fully insure their deposits through a sweep to other banks. Loans receivable increased $170.3 million, or 6.0%, during the three months ended June 30, 2023. We continue to monitor our liquidity position through diligent management of our liquid assets and liabilities as well as maintaining access to alternative sources of funds. As of June 30, 2023 we had $275.1 million in cash on the balance sheet and the capacity to borrow up to $559.8 million from Federal Home Loan Bank and the Federal Reserve Bank discount window, which we did not draw down at any point in the second quarter of 2023. Cash on the balance sheet and borrowing capacity totaled $834.8 million, which represented 26.4% of total deposits and exceeded our $632.1 million in uninsured deposits as of June 30, 2023.

We understand that there continues to be uncertainty and concern surrounding the current economic environment; and as such we work hard to ensure that we are serving our customers and shareholders in the best way possible. Building a company that we believe can withstand the challenges of our time, growing in strength and size, through thoughtful and strategic management of growth, resources and opportunities. Net income for the quarter ended June 30, 2023 was adversely impacted by elevated legal & professional fees which increased $1.6 million compared to the quarter ended March 31, 2023. Nearly all of the increase in professional fees is related to enhancing or expanding our CCBX business, which we view as a strategic priority, by further developing our risk management system to support growth of the CCBX business as well as evaluating new Fintech partnerships and acquisitions of technology platforms and related assets. We anticipate that our legal and professional fees will remain elevated through the third quarter of 2023 then start to decline as projects are completed and initiatives are achieved, with legal and professional fees leveling off to approximate first quarter 2023 levels by first quarter 2024. We continue to remain true to our "un-Bankey" roots by looking for and finding new opportunities to survive and thrive in the changing banking world, while still maintaining the community bank mentality and feel," stated Eric Sprink, the CEO of the Company and the Bank.

Results of Operations Overview
The Company has one main subsidiary, the Bank which consists of three segments: CCBX, the community bank and treasury & administration.  The CCBX segment includes our BaaS activities, the community bank segment includes all community banking activities, and the treasury & administration segment includes treasury management, overall administration and all other aspects of the Company.  Net interest income was $62.4 million for the quarter ended June 30, 2023, an increase of $7.9 million, or 14.4%, from $54.5 million for the quarter ended March 31, 2023, and an increase of $22.5 million, or 56.3%, from $39.9 million for the quarter ended June 30, 2022.  Yield on loans receivable was 10.85% for the three months ended June 30, 2023, compared to 9.95% for the three months ended March 31, 2023 and 7.34% for the three months ended June 30, 2022.  The increase in net interest income compared to March 31, 2023 and June 30, 2022, was largely related to increased yield on loans resulting from higher interest rates and growth in higher yielding loans, primarily from CCBX.  Total average loans receivable for the three months ended June 30, 2023 was $2.97 billion, compared to $2.71 billion for the three months ended March 31, 2023, and $2.19 billion for the three months ended June 30, 2022.

Interest and fees on loans totaled $80.2 million for the three months ended June 30, 2023 compared to $66.4 million and $40.2 million for the three months ended March 31, 2023 and June 30, 2022, respectively.  Loan growth of $170.3 million, or 6.0%, during the quarter ended June 30, 2023 included a $128.3 million increase in CCBX loans. The increase in CCBX loans includes an increase of $95.3 million, or 12.7%, in consumer and other loans and an increase of $19.6 million, or 16.5%, in capital call lines as a result of normal balance fluctuations and business activities.  Capital call lines bear a lower rate of interest, but have less credit risk due to the way the loans are structured compared to other commercial loans.  The increase in interest and fees on loans for the quarter ended June 30, 2023, compared to March 31, 2023 and June 30, 2022, was largely due to growth in higher yielding loans and increased interest rates.  As a result of the Federal Open Market Committee (“FOMC”) raising the target Federal Funds rate 0.25% during the quarter, interest rates on our existing variable rate loans were affected, as are the rates on new loans. The FOMC last raised the target Federal Funds rate 0.25% on May 3, 2023. We continue to monitor the impact of these increases in interest rates.

Interest income from interest earning deposits with other banks was $2.7 million for the quarter ended June 30, 2023 a decrease of $419,000 compared to March 31, 2023 as a result of lower average balances, and an increase of $1.7 million compared to June 30, 2022 due to an increase in interest rates.  The average balance of interest earning deposits with other banks for the three months ended June 30, 2023 was $211.4 million, compared to $271.7 million and $499.9 million for the three months ended March 31, 2023 and June 30, 2022, respectively.  Interest earning deposits with other banks decreased as a result of increased loan demand compared to the three months ended March 31, 2023 and June 30, 2022.  Additionally, the average yield on these interest earning deposits with other banks increased to 5.08% for the quarter ended June 30, 2023, compared to 4.62% and 0.77% for the quarters ended March 31, 2023 and June 30, 2022, respectively.
Total interest expense was $21.3 million for the quarter ended June 30, 2023, a $5.7 million increase from the quarter ended March 31, 2023 and a $19.4 million increase from the quarter ended June 30, 2022. Interest expense on deposits was $20.7 million for the quarter ended June 30, 2023, compared to $1.7 million for the quarter ended June 30, 2022. Interest expense on interest bearing deposits increased $5.7 million for the quarter ended June 30, 2023, compared to the quarter ended March 31, 2023, and $19.0 million compared to the quarter ended June 30, 2022 as a result an increase in CCBX deposits that are tied to, and reprice when the FOMC raises rates just like our most of our CCBX loans which also reprice when the FOMC raises interest rates. Interest expense on borrowed funds was $661,000 for the quarter ended June 30, 2023, compared to $662,000 and $260,000 for the quarters ended March 31, 2023 and June 30, 2022, respectively. The $401,000 increase in interest expense on borrowed funds from the quarter ended June 30, 2022 is the result of an increase of $19.7 million in subordinated debt and an increase in interest rates.
Total cost of deposits was 2.72% for the three months ended June 30, 2023, compared to 2.13% for the three months ended March 31, 2023, and 0.25%, for the three months ended June 30, 2022. Community bank and CCBX cost of deposits were 0.98% and 4.42% respectively, for the three months ended June 30, 2023, compared to 0.66% and 3.89%, for the three months ended March 31, 2023, and 0.08% and 0.56% for the three months ended June 30, 2022. The increase in cost of deposits for the three months ended June 30, 2023 compared to the prior periods for both segments is a result of increased interest rates and increased interest bearing deposits at higher rates. Any additional FOMC interest rate increases will increase our cost of deposits and result in higher interest expense on interest bearing deposits.
Net Interest Margin
Net interest margin was 7.58% for the three months ended June 30, 2023, compared to 7.15% and 5.66% for the three months ended March 31, 2023 and June 30, 2022, respectively.  The increase in net interest margin compared to the three months ended March 31, 2023 and June 30, 2022, was largely a result of increased volume and an increase in higher interest rates on new loans and on existing variable rate loans as they reprice.  Loans receivable increased $170.3 million and $673.2 million, compared to March 31, 2023 and June 30, 2022, respectively.  Additionally, the Fed Funds interest rate increases has resulted in existing, variable rate loans repricing to higher interest rates.  Interest and fees on loans receivable increased $13.8 million, or 20.7%, to $80.2 million for the three months ended June 30, 2023, compared to $66.4 million for the three months ended March 31, 2023, and $40.2 million for the three months ended June 30, 2022.  Also contributing to the increase in net interest margin compared to the three months ended June 30, 2022, was a $1.7 million increase in interest on interest earning deposits.  These interest earning deposits earned an average rate of 5.08% for the quarter ended June 30, 2023, compared to 4.62% and 0.77% for the quarters ended March 31, 2023 and June 30, 2022, respectively.  Average investment securities increased $8.1 million to $110.3 million due to the purchase of $8.9 million in securities during the three months ended June 30, 2023 compared to the three months ended March 31, 2023, and decreased $10.9 million compared to the three months ended June 30, 2022. Interest on investment securities increased $100,000 for the three months ended June 30, 2023 compared to the three months ended March 31, 2023 as a result of the increase in average outstanding balance coupled with increased yield, which also positively impacted net interest margin. Interest on investment securities increased $90,000 compared to June 30, 2022, as a result of increased yield.  These increases in interest income were partially offset by increases in interest expense on interest bearing deposits, as previously discussed.
Cost of funds was 2.77% for the quarter ended June 30, 2023, an increase of 58 basis points from the quarter ended March 31, 2023 and an increase of 248 basis points from the quarter ended June 30, 2022. Cost of deposits for the quarter ended June 30, 2023 was 2.72%, compared to 2.13% for the quarter ended March 31, 2023, and 0.25% for the quarter ended June 30, 2022. The increased cost of funds and deposits compared to March 31, 2023 and June 30, 2022 was largely due to the increase in interest rates compared to the previous periods and growth in higher cost CCBX deposits compared to June 30, 2022.

During the quarter ended June 30, 2023, total loans receivable increased by $170.3 million, or 6.0%, to $3.01 billion, compared to $2.84 billion for the quarter ended March 31, 2023.  This increase consists of $128.3 million in CCBX loan growth and $42.0 million in community bank loan growth. Community bank loan growth is net of $196,000 in PPP loan forgiveness/repayments since March 31, 2023.  Total loans receivable as of June 30, 2023 increased $673.2 million compared to June 30, 2022.  This increase includes CCBX loan growth of $490.6 million and community bank loan growth of $182.6 million. Community bank loan growth is net of $12.8 million in PPP loan forgiveness/repayments since June 30, 2022.  During the quarter ended June 30, 2023, $88.6 million in CCBX loans were transferred into loans held for sale, with $80.0 million in loans sold during the quarter and $35.9 million remaining in loans held for sale as of June 30, 2023; compared to $27.3 million in loans held for sale as of March 31, 2023.
Total yield on loans receivable for the quarter ended June 30, 2023 was 10.85%, compared to 9.95% for the quarter ended March 31, 2023, and 7.34% for the quarter ended June 30, 2022. This increase in yield on loans receivable is a combination of an overall increase in interest rates, repricing of variable rate loans as well as additional volume in higher rate consumer loans from CCBX partners.  During the quarter ended June 30, 2023, CCBX loans outstanding increased 11.0%, or $128.3 million, compared to March 31, 2023, with an average CCBX yield of 16.95% and community bank loans increased 2.5%, or $42.0 million, compared to the quarter ended March 31, 2023, with an average yield of 6.28%.   The yield on CCBX loans does not include the impact of BaaS loan expense.  BaaS loan expense represents the amount paid or payable to partners for credit enhancements, fraud enhancements and originating & servicing CCBX loans.
The following table summarizes the average yield on loans receivable and cost of deposits for our community bank and CCBX segments for the periods indicated:

	For the Three Months Ended						For the Six Months Ended
	June 30, 2023		March 31, 2023		June 30, 2022		June 30, 2023		June 30, 2022
	Yield on Loans (2)	Cost of Deposits (2)	Yield on Loans (2)	Cost of Deposits (2)	Yield on Loans (2)	Cost of Deposits (2)	Yield on Loans (2)	Cost of Deposits (2)	Yield on Loans (2)	Cost of Deposits (2)
Community Bank	6.28%	0.98%	5.97%	0.66%	5.04%	0.08%	6.13%	0.82%	5.10%	0.09%
CCBX (1)	16.95%	4.42%	16.09%	3.89%	12.35%	0.56%	16.56%	4.18%	12.48%	0.34%
Consolidated	10.85%	2.72%	9.95%	2.13%	7.34%	0.25%	10.42%	2.44%	7.10%	0.18%
(1)CCBX yield on loans does not include the impact of BaaS loan expense.  BaaS loan expense represents the amount paid or payable to partners for credit and fraud enhancements and originating & servicing CCBX loans.  To determine Net BaaS loan income earned from CCBX loan relationships, the Company takes BaaS loan interest income and deducts BaaS loan expense to arrive at Net BaaS loan income which can be compared to interest income on the Company’s community bank loans. See reconciliation of the non-GAAP measures at the end of this earnings release for the impact of BaaS loan expense on CCBX loan yield.
(2)Annualized calculations for periods shown.

The following tables illustrates how BaaS loan interest income is affected by BaaS loan interest expense resulting in net BaaS loan income and the associated yield:

	For the Three Months Ended
	June 30, 2023		March 31, 2023		June 30, 2022
(dollars in thousands, unaudited)	Income / Expense	Income / expense divided by average CCBX loans (2)	Income / Expense	Income / expense divided by average CCBX loans(2)	Income / Expense	Income / expense divided by average CCBX loans (2)
BaaS loan interest income	$53,632	16.95%	$42,220	16.09%	$21,281	12.35%
Less: BaaS loan expense	22,033	6.96%	17,554	6.69%	12,229	7.10%
Net BaaS loan income (1)	$31,599	9.98%	$24,666	9.40%	$9,052	5.25%
Average BaaS Loans(3)	$1,269,406		$1,064,192		$691,294

	For the Six Months Ended
	June 30, 2023		June 30, 2022
(dollars in thousands; unaudited)	Income / Expense	Income / expense divided by average CCBX loans (2)	Income / Expense	Income / expense divided by average CCBX loans (2)
BaaS loan interest income	$95,851	16.56%	$33,273	12.48%
Less: BaaS loan expense	39,587	6.84%	20,519	7.70%
Net BaaS loan income (1)	$56,264	9.72%	$12,754	4.78%
Average BaaS Loans(3)	$1,167,366		$537,577
(1) A reconciliation of the non-GAAP measures are set forth at the end of this earnings release.
(2) Annualized calculations shown for quarterly periods presented.
(3) Includes loans held for sale.
Key Performance Ratios
ROA was 1.52% for the quarter ended June 30, 2023 compared to 1.58% and 1.41% for the quarters ended March 31, 2023 and June 30, 2022, respectively.  ROA for the quarter ended June 30, 2023, was down 0.06% as a result of higher expenses compared to March 31, 2023 and was up 0.11% due to increases in deposits, loans and overall higher interest rates on interest earning assets, compared to the quarter ended June 30, 2022.

The following table shows the Company’s key performance ratios for the periods indicated.

	Three Months Ended					Six Months Ended
(unaudited)	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	June 30, 2023	June 30, 2022

Return on average assets (1)	1.52%	1.58%	1.66%	1.45%	1.41%	1.55%	1.18%
Return on average equity (1)	19.53%	19.89%	21.86%	19.36%	18.86%	19.70%	15.57%
Yield on earnings assets (1)	10.18%	9.19%	8.47%	7.38%	5.94%	9.70%	5.28%
Yield on loans receivable (1)	10.85%	9.95%	9.33%	8.46%	7.34%	10.42%	7.10%
Cost of funds (1)	2.77%	2.19%	1.61%	0.85%	0.29%	2.49%	0.22%
Cost of deposits (1)	2.72%	2.13%	1.56%	0.82%	0.25%	2.44%	0.18%
Net interest margin (1)	7.58%	7.15%	6.96%	6.58%	5.66%	7.37%	5.08%
Noninterest expense to average assets (1)	6.11%	5.69%	5.97%	6.66%	5.29%	5.91%	4.92%
Noninterest income to average assets (1)	6.90%	6.28%	5.43%	4.48%	3.53%	6.60%	3.40%
Efficiency ratio	42.92%	43.03%	48.94%	61.12%	58.38%	42.97%	58.80%
Loans receivable to deposits (2)	96.23%	92.55%	93.25%	89.92%	88.77%	96.23%	88.77%
(1)Annualized calculations shown for quarterly periods presented.
(2)Includes loans held for sale.
Noninterest Income
The following table details noninterest income for the periods indicated:

	Three Months Ended
	June 30,	March 31,	June 30,
(dollars in thousands; unaudited)	2023	2023	2022
Deposit service charges and fees	$989	$910	$988
Loan referral fees	682	—	208
Unrealized gain on equity securities, net	155	39	—
Gain on sales of loans, net	23	123	—
Other	234	299	396
Noninterest income, excluding BaaS program income and BaaS indemnification income	2,083	1,371	1,592
Servicing and other BaaS fees	895	948	1,159
Transaction fees	1,052	917	814
Interchange fees	975	789	628
Reimbursement of expenses	1,026	921	618
BaaS program income	3,948	3,575	3,219
BaaS credit enhancements	51,027	42,362	14,207
Baas fraud enhancements	1,537	1,999	6,474
BaaS indemnification income	52,564	44,361	20,681
Total BaaS income	56,512	47,936	23,900
Total noninterest income	$58,595	$49,307	$25,492
Noninterest income was $58.6 million for the three months ended June 30, 2023, an increase of $9.3 million from $49.3 million for the three months ended March 31, 2023, and an increase of $33.1 million from $25.5 million for the three months ended June 30, 2022.  The increase in noninterest income over the quarter ended March 31, 2023 was primarily due to an increase of $8.6 million in total BaaS income.  The $8.6 million increase in total BaaS income included a $8.7 million increase in BaaS credit enhancements related to the allowance for credit losses, a $462,000 decrease in BaaS fraud enhancements, and an increase of $373,000 in BaaS program income. The increase in BaaS program income is largely the result of higher transaction and interchange fees (see “Appendix B” for more information on the accounting for BaaS allowance for credit losses and credit and fraud enhancements). The $33.1 million increase in noninterest income over the quarter ended June 30, 2022 was primarily due to a $32.6 million increase in BaaS income. The $32.6 million increase in

BaaS income included a $36.8 million increase in BaaS credit enhancements, a $4.9 million decrease in BaaS fraud enhancements and a $729,000 increase in BaaS program income.
Our CCBX segment continues to evolve, and we now have 22 relationships, at varying stages, as of June 30, 2023.  We continue to refine the criteria for CCBX partnerships and are exiting relationships where it makes sense and are focusing more on selecting larger and more established partners, with experienced management teams, existing customer bases and strong financial positions.
The following table illustrates the activity and evolution in CCBX relationships for the periods presented.

	As of
(unaudited)	June 30, 2023	March 31, 2023	June 30, 2022
Active	18	18	23
Friends and family / testing	1	1	2
Implementation / onboarding	1	1	0
Signed letters of intent	1	4	4
Wind down - preparing to exit relationship	1	1	0
Total CCBX relationships	22	25	29
The following table details noninterest expense for the periods indicated:

Noninterest Expense

	Three Months Ended
	June 30,	March 31,	June 30,
(dollars in thousands; unaudited)	2023	2023	2022
Salaries and employee benefits	$16,309	$15,575	$12,238
Legal and professional expenses	4,645	3,062	1,002
Data processing and software licenses	1,972	1,840	1,546
Occupancy	1,143	1,219	1,083
Point of sale expense	814	753	409
Director and staff expenses	519	626	377
FDIC assessments	570	595	855
Excise taxes	531	455	564
Marketing	115	95	74
Other	1,722	890	1,318
Noninterest expense, excluding BaaS loan and BaaS fraud expense	28,340	25,110	19,466
BaaS loan expense	22,033	17,554	12,229
BaaS fraud expense	1,537	1,999	6,474
BaaS loan and fraud expense	23,570	19,553	18,703
Total noninterest expense	$51,910	$44,663	$38,169
Total noninterest expense increased $7.2 million to $51.9 million for the three months ended June 30, 2023, compared to $44.7 million for the three months ended March 31, 2023 and increased $13.7 million from $38.2 million for the three months ended June 30, 2022. The increase in noninterest expense for the quarter ended June 30, 2023, as compared to the quarter ended March 31, 2023, was primarily due to a $4.0 million increase in BaaS expense (of which $4.5 million is related to an increase in partner loan expense partially offset by a decrease of $462,000 in partner fraud expense).  Partner loan expense represents the amount paid or payable to partners for credit enhancements, fraud enhancements, and originating & servicing CCBX loans. Partner fraud expense represents non-credit fraud losses on partner’s customer loan and deposit accounts. A portion of this expense is realized during the quarter during which the loss occurs, and a portion is estimated based on historical or other information from our partners.  Legal and professional fees increased $1.6 million for the quarter ended June 30, 2023, as compared to the quarter ended March 31, 2023 due to increased fees related to data and risk management, building out our infrastructure and increased consulting expenses for projects and enhanced monitoring. Additionally, there was a $734,000 increase in salaries and employee benefits related to hiring staff for CCBX and additional staff for our ongoing growth initiatives. We anticipate that our legal and professional fees will remain elevated through the third quarter of 2023 then start to decline as projects are completed and initiatives are achieved, with legal and professional fees leveling off to approximate first quarter 2023 levels by first quarter 2024.

The increase in noninterest expenses for the quarter ended June 30, 2023 compared to the quarter ended June 30, 2022 were largely due to an increase of $4.9 million in BaaS partner expense (of which $9.8 million is related to an increase in partner loan expense partially offset by a decrease of $4.9 million in partner fraud expense), $4.1 million increase in salary and employee benefits related to hiring staff for CCBX and additional staff for our ongoing growth initiatives and $3.6 million increase in legal and professional fees due to increased fees related to data and risk management, building out our infrastructure and increased consulting expenses for projects and enhanced monitoring. Additionally, there was a $405,000 increase in point of sale expenses which is attributed to increased CCBX activity, and $404,000 increase in other operational losses.
Provision for Income Taxes
The provision for income taxes was $3.9 million for the three months ended June 30, 2023, $3.0 million for the three months ended March 31, 2023 and $2.9 million for the second quarter of 2022.  The provision for income taxes was higher for the three months ended June 30, 2023 compared to March 31, 2023 as a result of higher stock equity award deductions in the quarter ended March 31, 2023, which lowered the effective tax rate as well. The Company is subject to various state taxes that are assessed as CCBX activities and employees expand into other states, which has increased the overall tax rate used in calculating the provision for income taxes in the current and future periods. The Company uses a federal statutory tax rate of 21.0% as a basis for calculating provision for federal income taxes and 2.62% for calculating the provision for state taxes.
Financial Condition Overview
Total assets increased $84.3 million, or 2.4%, to $3.54 billion at June 30, 2023 compared to $3.45 billion at March 31, 2023.  The increase is primarily due to loans receivable increasing $170.3 million during the quarter ended June 30, 2023 partially offset by a $111.0 million decrease in interest earning deposits with other banks during the quarter ended June 30, 2023.  Additionally, there were $35.9 million in loans held for sale at June 30, 2023, compared to $27.3 million at March 31, 2023.

Total assets increased $565.6 million, or 19.0%, at June 30, 2023, compared to $2.97 billion at June 30, 2022.  The increase is primarily due to loans receivable increasing $673.2 million, and an increase of $909,000 in investment securities and a $119.7 million decrease in interest earning deposits with other banks, resulting from increased loan demand and funds being shifted from interest earning deposits with other banks to loans, compared to June 30, 2022.
Loans Receivable
Total loans receivable increased $170.3 million to $3.01 billion at June 30, 2023, from $2.84 billion at March 31, 2023, and increased $673.2 million from $2.33 billion at June 30, 2022.  The increase in loans receivable over the quarter ended March 31, 2023 was the result of $128.3 million in CCBX loan growth and $42.0 million in community bank loan growth. Community bank loan growth is net of $196,000 in PPP loan forgiveness/repayments since March 31, 2023.  The change in loans receivable over the quarter ended June 30, 2022 includes CCBX loan growth of $490.6 million and $182.6 million in community bank loan growth as of June 30, 2023.  Community bank loan growth is net of $12.8 million in PPP loan forgiveness/repayments since June 30, 2022.

The following table summarizes the loan portfolio at the period indicated:

	As of June 30, 2023		As of March 31, 2023		As of June 30, 2022
(dollars in thousands; unaudited)	Amount	Percent	Amount	Percent	Amount	Percent
Commercial and industrial loans:
PPP loans	$3,595	0.1%	$3,791	0.1%	$16,398	0.7%
Capital call lines	138,428	4.6	118,796	4.2	224,930	9.6
All other commercial & industrial loans	211,806	7.0	203,751	7.2	160,636	6.9
Total commercial and industrial loans:	353,829	11.7	326,338	11.5	401,964	17.2
Real estate loans:
Construction, land and land development	186,706	6.2	206,635	7.3	225,512	9.6
Residential real estate	463,179	15.4	455,507	16.0	326,661	14.0
Commercial real estate	1,164,088	38.6	1,102,771	38.8	956,320	40.8
Consumer and other loans	846,459	28.1	752,528	26.4	430,083	18.4
Gross loans receivable	3,014,261	100.0%	2,843,779	100.0%	2,340,540	100.0%
Net deferred origination fees - PPP loans	(60)		(63)		(396)
Net deferred origination fees - all other loans	(6,648)		(6,512)		(5,790)
Loans receivable	$3,007,553		$2,837,204		$2,334,354
Loan Yield (1)	10.85%		9.95%		7.34%
(1)Loan yield is annualized for the three months ended for each period presented and includes loans held for sale and nonaccrual loans.
Please see Appendix A for additional loan portfolio detail regarding industry concentrations.
The following tables detail the community bank and CCBX loans which are included in the total loan portfolio table above.

Community Bank	As of
	June 30, 2023		March 31, 2023		June 30, 2022
(dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Commercial and industrial loans:
PPP loans	$3,595	0.2%	$3,791	0.2%	$16,398	1.1%
All other commercial & industrial loans	151,483	8.8	155,082	9.3	142,569	9.3
Real estate loans:
Construction, land and land development loans	186,706	10.9	206,635	12.3	225,512	14.7
Residential real estate loans	211,966	12.3	206,140	12.3	193,518	12.6
Commercial real estate loans	1,164,088	67.7	1,102,771	65.7	956,320	62.1
Consumer and other loans:
Other consumer and other loans	1,457	0.1	2,860	0.2	2,325	0.2
Gross Community Bank loans receivable	1,719,295	100.0%	1,677,279	100.0%	1,536,642	100.0%
Net deferred origination fees	(6,261)		(6,265)		(6,240)
Loans receivable	$1,713,034		$1,671,014		$1,530,402
Loan Yield(1)	6.28%		5.97%		5.04%
(1)Loan yield is annualized for the three months ended for each period presented and includes loans held for sale and nonaccrual loans.

CCBX	As of
	June 30, 2023		March 31, 2023		June 30, 2022
(dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Commercial and industrial loans:
Capital call lines	$138,428	10.7%	$118,796	10.2%	$224,930	28.0%
All other commercial & industrial loans	60,323	4.7	48,669	4.1	18,067	2.2
Real estate loans:
Residential real estate loans	251,213	19.4	249,367	21.4	133,143	16.5
Consumer and other loans:
Credit cards	379,642	29.3	318,187	27.3	139,501	17.4
Other consumer and other loans	465,360	35.9	431,481	37.0	288,257	35.9
Gross CCBX loans receivable	1,294,966	100.0%	1,166,500	100.0%	803,898	100.0%
Net deferred origination (fees) costs	(447)		(310)		54
Loans receivable	$1,294,519		$1,166,190		$803,952
Loan Yield - CCBX (1)(2)	16.95%		16.09%		12.35%

(1)CCBX yield does not include the impact of BaaS loan expense.  BaaS loan expense represents the amount paid or payable to partners for credit enhancements and originating & servicing CCBX loans. See reconciliation of the non-GAAP measures at the end of this earnings release for the impact of BaaS loan expense on CCBX loan yield.
(2)Loan yield is annualized for the three months ended for each period presented and includes loans held for sale and nonaccrual loans.
Deposits
Total deposits increased $67.3 million, or 2.2%, to $3.16 billion at June 30, 2023 from $3.10 billion at March 31, 2023. The increase was due to a $69.6 million increase in core deposits, partially offset by a $2.2 million decrease in time deposits. BaaS-brokered deposits are now classified as NOW accounts due to a change in the relationship agreement with one of our partners. Deposits in our CCBX segment increased $89.3 million, from $1.56 billion at March 31, 2023, to $1.65 billion at June 30, 2023 and community bank deposits decreased $21.9 million from $1.53 billion at March 31, 2023, to $1.51 billion at June 30, 2023. The deposits from our CCBX segment are predominately classified as interest bearing, or NOW and money market accounts. During the quarter ended June 30, 2023, noninterest bearing deposits decreased $36.2 million, or 4.8%, to $725.6 million from $761.8 million at March 31, 2023. Community bank noninterest bearing deposits totaled $621.0 million or 41.1% of total community bank deposits and CCBX noninterest bearing deposits totaled $104.6 million, or 6.3% of total CCBX deposits. In the quarter ended June 30, 2023 compared to the quarter ended March 31, 2023, NOW and money market accounts increased $116.0 million, savings deposits decreased $10.3 million, and time deposits decreased $2.2 million. Included in total deposits is $240.3 million in IntraFi network NOW and money market sweep accounts as of June 30, 2023, which provides our larger deposit customers with fully insured deposits through a sweep to other banks. Uninsured deposits decreased to $632.1 million as of June 30, 2023, compared to $768.3 million as of March 31, 2023.
Total deposits increased $465.3 million, or 17.2%, to $3.16 billion at June 30, 2023 compared to $2.70 billion at June 30, 2022. The increase is largely the result of growth in CCBX deposits. Noninterest bearing deposits decreased $92.5 million, or 11.3%, to $725.6 million at June 30, 2023 from $818.1 million at June 30, 2022. NOW and money market accounts increased $662.8 million, or 39.9%, to $2.32 billion at June 30, 2023, and savings deposits decreased $17.5 million, or 16.4%, and time deposits decreased $11.6 million, or 31.9%, in the second quarter of 2023 compared to the second quarter of 2022 and includes BaaS-brokered deposits that are now classified as NOW accounts included in core deposits due to a change in the relationship agreement with one of our partners and these deposits increased to $275.2 million as of June 30, 2023, compared to $76.0 million as of June 30, 2022. These deposits increased as a result of sweeping them back on the balance sheet. Deposits in our CCBX segment increased $587.0 million, from $1.07 billion at June 30, 2022, to $1.65 billion at June 30, 2023 and community bank deposits decreased $121.7 million, from $1.63 billion at June 30, 2022, to $1.51 billion at June 30, 2023. The deposits from our CCBX segment are predominately classified as interest bearing, or NOW and money market accounts. Uninsured deposits decreased to $632.1 million as of June 30, 2023, compared to $812.1 million as of June 30, 2022.
Additionally, as of June 30, 2023 we have access to $9.9 million in CCBX customer deposits that are currently being transferred off the Bank’s balance sheet to other financial institutions on a daily basis. The Bank could retain these deposits for liquidity and funding purposes if needed. If a portion of these deposits are retained, they would be classified as NOW accounts. Efforts to retain and grow core deposits are evidenced by the high ratios in these categories when compared to total deposits.
The following table summarizes the deposit portfolio for the periods indicated.

	As of June 30, 2023		As of March 31, 2023		As of June 30, 2022
(dollars in thousands; unaudited)	Amount	Percent of Total Deposits	Balance	Percent of Total Deposits	Balance	Percent of Total Deposits
Demand, noninterest bearing	$725,592	22.9%	$761,800	24.6%	$818,052	30.3%
NOW and money market	2,323,164	73.5	2,207,121	71.3	1,660,315	61.6
Savings	88,991	2.8	99,241	3.2	106,464	3.9
Total core deposits	3,137,747	99.2	3,068,162	99.1	2,584,831	95.8
Brokered deposits	1	0.0	1	0.0	76,001	2.8
Time deposits less than $100,000	9,741	0.3	11,343	0.4	14,009	0.5
Time deposits $100,000 and over	15,083	0.5	15,717	0.5	22,464	0.8
Total	$3,162,572	100.0%	$3,095,223	100.0%	$2,697,305	100.0%
Cost of deposits (1)	2.72%		2.13%		0.25%
(1)Cost of deposits is annualized for the three months ended for each period presented.
The following tables detail the community bank and CCBX deposits which are included in the total deposit portfolio table above.

Community Bank	As of
	June 30, 2023		March 31, 2023		June 30, 2022
(dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Demand, noninterest bearing	$621,012	41.1%	$664,452	43.4%	$729,436	44.7%
NOW and money market	778,475	51.6	743,548	48.6	759,704	46.6
Savings	85,146	5.7	96,330	6.3	105,576	6.5
Total core deposits	1,484,633	98.4	1,504,330	98.3	1,594,716	97.8
Brokered deposits	1	0.0	1	0.0	1	0.0
Time deposits less than $100,000	9,741	0.6	11,343	0.7	14,009	0.9
Time deposits $100,000 and over	15,083	1.0	15,717	1.0	22,464	1.4
Total Community Bank deposits	$1,509,458	100.0%	$1,531,391	100.0%	$1,631,190	100.0%
Cost of deposits(1)	0.98%		0.66%		0.08%
(1)Cost of deposits is annualized for the three months ended for each period presented.

CCBX	As of
	June 30, 2023		March 31, 2023		June 30, 2022
(dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Demand, noninterest bearing	$104,580	6.3%	$97,348	6.2%	$88,616	8.3%
NOW and money market	1,544,689	93.5	1,463,573	93.6	900,611	84.5
Savings	3,845	0.2	2,911	0.2	888	0.1
Total core deposits	1,653,114	100.0	1,563,832	100.0	990,115	92.9
BaaS-brokered deposits	—	0.0	—	0.0	76,000	7.1
Total CCBX deposits	$1,653,114	100.0%	$1,563,832	100.0%	$1,066,115	100.0%
Cost of deposits (1)	4.42%		3.89%		0.56%
(1)Cost of deposits is annualized for the three months ended for each period presented.
Borrowings
As of June 30, 2023 the Company has the capacity to borrow up to a total of $559.8 million from the Federal Reserve Bank discount window and Federal Home Loan Bank, with no borrowings outstanding on these lines as of June 30, 2023.

Shareholders’ Equity
During the six months ended June 30, 2023, the Company contributed $15.0 million in capital to the Bank.  The Company had a cash balance of $6.8 million as of June 30, 2023, which is retained for general operating purposes, including debt repayment, and for funding $763,000 in commitments to bank technology funds.
Total shareholders’ equity increased $13.9 million since March 31, 2023.  The increase in shareholders’ equity was primarily due to $12.9 million in net earnings, a $846,000 increase from the amortization of equity awards, combined with a decrease in the unrealized loss on available-for-sale securities of $125,000 and $22,000 increase from stock options being exercised during the three months ended June 30, 2023.
Capital Ratios
The Company and the Bank remained well capitalized at June 30, 2023, as summarized in the following table.

(unaudited)	Coastal Community Bank	Coastal Financial Corporation	Minimum Well Capitalized Ratios under Prompt Corrective Action (1)
Tier 1 Leverage Capital (to average assets)	9.16%	8.16%	5.00%
Common Equity Tier 1 Capital (to risk-weighted assets)	9.52%	8.36%	6.50%
Tier 1 Capital (to risk-weighted assets)	9.52%	8.47%	8.00%
Total Capital (to risk-weighted assets)	10.80%	11.12%	10.00%
(1) Presents the minimum capital ratios for an insured depository institution, such as the Bank, to be considered well capitalized under the Prompt Corrective Action framework. The minimum requirements for the Company to be considered well capitalized under Regulation Y include to maintain, on a consolidated basis, a total risk-based capital ratio of 10.0 percent or greater and a tier 1 risk-based capital ratio of 6.0 percent or greater.
Asset Quality
Effective January 1, 2023 the Company implemented the CECL allowance model which calculates reserves over the life of the loan and is largely driven by portfolio characteristics, economic outlook, and other key methodology assumptions versus the incurred loss model, which is what we were previously using. As a result of implementing CECL, there was a one-time adjustment to the 2023 opening allowance balance of $3.9 million. The day 1 CECL adjustment for community bank loans included a reduction of $310,000 to the community bank allowance driven by the reversal of the unallocated balance and a reduction of $340,000 related to the community bank unfunded commitment reserve also driven by the reversal of the unallocated balance. This was offset by an increase to the CCBX allowance for $4.2 million. With the mirror image approach accounting related to the contingent receivable for CCBX partner loans, there was a CECL day 1 increase to the indemnification asset in the amount of $4.5 million. Net, the day 1 impact to retained earnings for the Bank’s transition to CECL was an increase of $954,000, excluding the impact of income taxes.
The total allowance for credit losses was $110.8 million and 3.68% of loans receivable at June 30, 2023 compared to $89.1 million and 3.14% at March 31, 2023 and $49.4 million and 2.11% at June 30, 2022. The allowance for credit loss allocated to the CCBX portfolio was $90.1 million and 6.96% of CCBX loans receivable at June 30, 2023, with $20.7 million of allowance for credit loss allocated to the community bank or 1.21% of total community bank loans receivable.

The following table details the allocation of the allowance for credit loss as of the period indicated:

	As of June 30, 2023			As of March 31, 2023			As of June 30, 2022
(dollars in thousands; unaudited)	Community Bank	CCBX	Total	Community Bank	CCBX	Total	Community Bank	CCBX	Total
Loans receivable	$1,713,034	$1,294,519	$3,007,553	$1,671,014	$1,166,190	$2,837,204	$1,530,402	$803,952	$2,334,354
Allowance for credit losses	(20,653)	(90,109)	(110,762)	(20,708)	(68,415)	(89,123)	(20,785)	(28,573)	(49,358)
Allowance for credit losses to total loans receivable	1.21%	6.96%	3.68%	1.24%	5.87%	3.14%	1.36%	3.55%	2.11%
Provision for credit losses - loans totaled $52.6 million for the three months ended June 30, 2023, $43.5 million for the three months ended March 31, 2023, and $14.1 million for the three months ended June 30, 2022. Net charge-offs totaled $31.0 million for the quarter ended June 30, 2023, compared to $32.3 million for the quarter ended March 31, 2023 and $3.5 million for the quarter ended June 30, 2022. Net charge-offs increased primarily due to CCBX partner loans. CCBX partner agreements provide for a credit enhancement that covers the net-charge-offs on CCBX loans and negative deposit accounts, except in accordance with the program agreement for one partner where the Company is responsible for credit losses on approximately 10% of a $180.5 million loan portfolio. At June 30, 2023, our portion of this portfolio represented $18.0 million in loans.
The following table details net charge-offs for the core bank and CCBX for the period indicated:

	Three Months Ended
	June 30, 2023			March 31, 2023			June 30, 2022
(dollars in thousands; unaudited)	Community Bank	CCBX	Total	Community Bank	CCBX	Total	Community Bank	CCBX	Total
Gross charge-offs	$9	$32,290	$32,299	$50	$34,117	$34,167	$3	$3,539	$3,542
Gross recoveries	—	(1,340)	(1,340)	(5)	(1,860)	(1,865)	(36)	—	(36)
Net charge-offs	$9	$30,950	$30,959	$45	$32,257	$32,302	$(33)	$3,539	$3,506
Net charge-offs to average loans (1)	—%	9.78%	4.19%	0.01%	12.29%	4.84%	(0.01)%	2.05%	0.64%
(1) Annualized calculations shown for periods presented.
The increase in the Company’s provision for credit losses - loans during the quarter ended June 30, 2023, is a result of loan growth in CCBX partner loans and to replenish reserves as a result of loan charge-off activity, which has resulted in increased charge-off rates impacting the allowance calculation. During the quarter ended June 30, 2023, a $52.6 million provision for credit losses - loans was recorded for CCBX partner loans based on management’s analysis, compared to the $43.1 million provision for credit losses - loans that was recorded for CCBX for the quarter ended March 31, 2023. CCBX loans have a higher level of expected losses than our community bank loans, which is reflected in the factors for the allowance for credit losses. Agreements with our CCBX partners provide for a credit enhancement which protects the Bank by indemnifying or reimbursing incurred losses. In accordance with accounting guidance, we estimate and record a provision for expected losses for these CCBX loans and reclassified negative deposit accounts. When the provision for CCBX credit losses and provision for unfunded commitments is recorded, a credit enhancement asset is also recorded on the balance sheet through noninterest income (BaaS credit enhancements). Expected losses are recorded in the allowance for credit losses. The credit enhancement asset is relieved when credit enhancement recoveries are received from the CCBX partner. CCBX partners provide for credit enhancements that provide protection to the Bank from credit and fraud losses by indemnifying or reimbursing incurred credit and fraud losses. If our partner is unable to fulfill their contracted obligations then the bank could be exposed to additional credit losses. Management regularly evaluates and manages this counterparty risk. The Company is responsible for credit losses on approximately 10% of a $180.5 million CCBX loan portfolio. At June 30, 2023, 10% of this portfolio represented $18.0 million in loans. The factors used in management’s analysis for community bank credit losses indicated that a small adjustment (recapture) of $47,000 and provision of $428,000 was needed for the quarters ended June 30, 2023 and March 31, 2023, respectively.
The following table details the provision expense for the community bank and CCBX for the period indicated:

	Three Months Ended			Six Months Ended
(dollars in thousands; unaudited)	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Community bank	$(47)	$428	$109	$381	$452
CCBX	52,645	43,116	13,985	95,761	26,584
Total provision expense	$52,598	$43,544	$14,094	$96,142	$27,036
At June 30, 2023, our nonperforming assets were $33.7 million, or 0.95% of total assets, compared to $31.5 million, or 0.91%, of total assets, at March 31, 2023, and $5.8 million, or 0.20% of total assets, at June 30, 2022. These ratios are impacted by CCBX loans over 90 days delinquent that are covered by CCBX partner credit enhancements. As of June 30, 2023, $25.2 million of the $26.3 million in nonperforming CCBX loans were covered by CCBX partner credit enhancements. Agreements with our CCBX partners provide for a credit enhancement which protects the Bank by indemnifying or reimbursing incurred losses. Under the agreement, CCBX partners will indemnify or reimburse the Bank for its loss/charge-off on these loans. Nonperforming assets increased $2.2 million during the quarter ended June 30, 2023, compared to the quarter ended March 31, 2023, due to a $1.8 million increase in CCBX loans that are past due 90 days or more and still accruing combined with a $417,000 increase in community bank nonaccrual loans. As a result of the type of loans (primarily consumer loans) originated through our CCBX partners we anticipate that balances 90 days past due or more and still accruing will increase as those loan portfolios grow. Installment/closed-end and revolving/open-end consumer loans originated through CCBX lending partners will continue to accrue interest until 120 and 180 days past due, respectively and are reported as substandard, 90 days or more days past due and still accruing. Community bank nonaccrual loans increased due to the addition of three loans partially offset by principal reductions. There were no repossessed assets or other real estate owned at June 30, 2023. Our nonperforming loans to loans receivable ratio was 1.12% at June 30, 2023, compared to 1.11% at March 31, 2023, and 0.25% at June 30, 2022.
For the quarter ended June 30, 2023, there were $9,000 of community bank net charge-offs and $7.4 million of nonperforming community bank loans. For the quarter ended June 30, 2023, $31.0 million in net charge-offs were recorded on CCBX loans. These loans have a higher level of expected losses than our community bank loans, which is reflected in the factors for the allowance for credit losses. The Company is responsible for credit losses on approximately 10% of a $180.5 million loan portfolio. At June 30, 2023, our portion of this portfolio represented $18.0 million in loans.
The following table details the Company’s nonperforming assets for the periods indicated.

(dollars in thousands; unaudited)	As of June 30, 2023	As of March 31, 2023	As of June 30, 2022
Nonaccrual loans:
Commercial and industrial loans	$5	$15	$111
Real estate loans:
Construction, land and land development	66	66	67
Residential real estate	186	—	53
Commercial real estate	7,142	6,901	—
Total nonaccrual loans	7,399	6,982	231
Accruing loans past due 90 days or more:
Commercial & industrial loans	808	187	10
Real estate loans:
Residential real estate loans	1,722	946	123
Consumer and other loans:
Credit cards	18,306	17,772	1,283
Other consumer and other loans	5,492	5,657	4,164
Total accruing loans past due 90 days or more	26,328	24,562	5,580
Total nonperforming loans	33,727	31,544	5,811
Real estate owned	—	—	—
Repossessed assets	—	—	—
Modified loans for borrowers experiencing financial difficulty	—	—	—
Total nonperforming assets	$33,727	$31,544	$5,811
Total nonaccrual loans to loans receivable	0.25%	0.25%	0.01%
Total nonperforming loans to loans receivable	1.12%	1.11%	0.25%
Total nonperforming assets to total assets	0.95%	0.91%	0.20%

The following tables detail the community bank and CCBX nonperforming assets which are included in the total nonperforming assets table above.

Community Bank	As of
(dollars in thousands; unaudited)	June 30, 2023	March 31, 2023	June 30, 2022
Nonaccrual loans:
Commercial and industrial loans	$5	$15	$111
Real estate:
Construction, land and land development	66	66	67
Residential real estate	186	—	53
Commercial real estate	7,142	6,901	—
Total nonaccrual loans	7,399	6,982	231
Accruing loans past due 90 days or more:
Total accruing loans past due 90 days or more	—	—	—
Total nonperforming loans	7,399	6,982	231
Other real estate owned	—	—	—
Repossessed assets	—	—	—
Total nonperforming assets	$7,399	$6,982	$231

CCBX	As of
(dollars in thousands; unaudited)	June 30, 2023	March 31, 2023	June 30, 2022
Nonaccrual loans	$—	$—	$—
Accruing loans past due 90 days or more:
Commercial & industrial loans	808	187	10
Real estate loans:
Residential real estate loans	1,722	946	123
Consumer and other loans:
Credit cards	18,306	17,772	1,283
Other consumer and other loans	5,492	5,657	4,164
Total accruing loans past due 90 days or more	26,328	24,562	5,580
Total nonperforming loans	26,328	24,562	5,580
Other real estate owned	—	—	—
Repossessed assets	—	—	—
Total nonperforming assets	$26,328	$24,562	$5,580
About Coastal Financial
Coastal Financial Corporation (Nasdaq: CCB) (the “Company”), is an Everett, Washington based bank holding company whose wholly owned subsidiaries are Coastal Community Bank (“Bank”) and Arlington Olympic LLC.  The $3.54 billion Bank provides service through 14 branches in Snohomish, Island, and King Counties, the Internet and its mobile banking application.  The Bank provides banking as a service to broker-dealers, digital financial service providers, companies and brands that want to provide financial services to their customers through the Bank's CCBX segment.  To learn more about the Company visit www.coastalbank.com.

CCB-ER
Contact
Eric Sprink, Chief Executive Officer, (425) 357-3659
Joel Edwards, Executive Vice President & Chief Financial Officer, (425) 357-3687
Forward-Looking Statements
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. Any statements about our management’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. Any or all of the forward-looking statements in this earnings release may turn out to be inaccurate. The inclusion of or reference to forward-looking information in this earnings release should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, the risks and uncertainties discussed under “Risk Factors” in our Annual Report on Form 10-K for the most recent period filed, our Quarterly Report on Form 10-Q for the most recent quarter, and in any of our subsequent filings with the Securities and Exchange Commission.
If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. You are cautioned not to place undue reliance on forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as required by law.

COASTAL FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands; unaudited)

ASSETS
	June 30, 2023	March 31, 2023	June 30, 2022
Cash and due from banks	$29,783	$37,676	$40,750
Interest earning deposits with other banks	245,277	356,240	364,939
Investment securities, available for sale, at fair value	98,167	97,999	108,560
Investment securities, held to maturity, at amortized cost	12,563	3,705	1,261
Other investments	12,037	11,346	10,379
Loans held for sale	35,923	27,292	60,000
Loans receivable	3,007,553	2,837,204	2,334,354
Allowance for credit losses	(110,762)	(89,123)	(49,358)
Total loans receivable, net	2,896,791	2,748,081	2,284,996
CCBX credit enhancement asset	96,928	76,395	30,715
CCBX receivable	19,113	13,681	4,114
Premises and equipment, net	18,903	18,030	18,670
Operating lease right-of-use assets	6,216	4,812	5,565
Accrued interest receivable	21,581	19,321	12,430
Bank-owned life insurance, net	12,873	12,761	12,485
Deferred tax asset, net	25,764	20,527	11,709
Other assets	3,364	3,167	3,149
Total assets	$3,535,283	$3,451,033	$2,969,722

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Deposits	$3,162,572	$3,095,223	$2,697,305
Subordinated debt, net	44,069	44,031	24,324
Junior subordinated debentures, net	3,589	3,588	3,587
Deferred compensation	547	582	680
Accrued interest payable	766	874	330
Operating lease liabilities	6,413	5,022	5,786
CCBX payable	27,714	30,794	12,058
Other liabilities	16,951	12,156	7,991
Total liabilities	3,262,621	3,192,270	2,752,061

SHAREHOLDERS’ EQUITY
Common stock	128,315	127,447	123,226
Retained earnings	146,029	133,123	95,779
Accumulated other comprehensive loss, net of tax	(1,682)	(1,807)	(1,344)
Total shareholders’ equity	272,662	258,763	217,661
Total liabilities and shareholders’ equity	$3,535,283	$3,451,033	$2,969,722

COASTAL FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts; unaudited)

	Three Months Ended
	June 30, 2023	March 31, 2023	June 30, 2022
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$80,199	$66,431	$40,166
Interest on interest earning deposits with other banks	2,678	3,097	956
Interest on investment securities	653	553	563
Dividends on other investments	156	30	134
Total interest income	83,686	70,111	41,819
INTEREST EXPENSE
Interest on deposits	20,675	14,958	1,673
Interest on borrowed funds	661	662	260
Total interest expense	21,336	15,620	1,933
Net interest income	62,350	54,491	39,886
PROVISION FOR CREDIT LOSSES - LOANS	52,598	43,544	14,094
(RECAPTURE) PROVISION FOR UNFUNDED COMMITMENTS	(345)	153	—
Net interest income after provision for credit losses - loans and unfunded commitments	10,097	10,794	25,792
NONINTEREST INCOME
Deposit service charges and fees	989	910	988
Loan referral fees	682	—	208
Gain on sales of loans, net	23	123	—
Unrealized (loss) gain on equity securities, net	155	39	—
Other income	234	299	396
Noninterest income, excluding BaaS program income and BaaS indemnification income	2,083	1,371	1,592
Servicing and other BaaS fees	895	948	1,159
Transaction fees	1,052	917	814
Interchange fees	975	789	628
Reimbursement of expenses	1,026	921	618
BaaS program income	3,948	3,575	3,219
BaaS credit enhancements	51,027	42,362	14,207
BaaS fraud enhancements	1,537	1,999	6,474
BaaS indemnification income	52,564	44,361	20,681
Total noninterest income	58,595	49,307	25,492
NONINTEREST EXPENSE
Salaries and employee benefits	16,309	15,575	12,238
Occupancy	1,143	1,219	1,083
Data processing and software licenses	1,972	1,840	1,546
Legal and professional expenses	4,645	3,062	1,002
Point of sale expense	814	753	409
Excise taxes	531	455	564
Federal Deposit Insurance Corporation ("FDIC") assessments	570	595	855
Director and staff expenses	519	626	377
Marketing	115	95	74
Other expense	1,722	890	1,318
Noninterest expense, excluding BaaS loan and BaaS fraud expense	28,340	25,110	19,466
BaaS loan expense	22,033	17,554	12,229
BaaS fraud expense	1,537	1,999	6,474
BaaS loan and fraud expense	23,570	19,553	18,703
Total noninterest expense	51,910	44,663	38,169
Income before provision for income taxes	16,782	15,438	13,115
PROVISION FOR INCOME TAXES	3,876	3,047	2,939
NET INCOME	$12,906	$12,391	$10,176
Basic earnings per common share	$0.97	$0.94	$0.79
Diluted earnings per common share	$0.95	$0.91	$0.76
Weighted average number of common shares outstanding:
Basic	13,275,640	13,196,960	12,928,061
Diluted	13,597,763	13,609,491	13,442,013

COASTAL FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts; unaudited)

	Six Months Ended
	June 30, 2023	June 30, 2022
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$146,630	$69,798
Interest on interest earning deposits with other banks	5,775	1,358
Interest on investment securities	1,206	634
Dividends on other investments	186	171
Total interest income	153,797	71,961
INTEREST EXPENSE
Interest on deposits	35,633	2,226
Interest on borrowed funds	1,323	581
Total interest expense	36,956	2,807
Net interest income	116,841	69,154
PROVISION FOR CREDIT LOSSES - LOANS	96,142	27,036
RECAPTURE FOR UNFUNDED COMMITMENTS	(192)	—
Net interest income after provision for credit losses - loans and unfunded commitments	20,891	42,118
NONINTEREST INCOME
Deposit service charges and fees	1,899	1,872
Loan referral fees	682	810
Gain on sales of loans, net	146	—
Unrealized (loss) gain on equity securities, net	194	—
Other income	533	784
Noninterest income, excluding BaaS program income and BaaS indemnification income	3,454	3,466
Servicing and other BaaS fees	1,843	2,328
Transaction fees	1,969	1,307
Interchange fees	1,764	1,060
Reimbursement of expenses	1,947	990
BaaS program income	7,523	5,685
BaaS credit enhancements	93,389	27,282
BaaS fraud enhancements	3,536	11,045
BaaS indemnification income	96,925	38,327
Total noninterest income	107,902	47,478
NONINTEREST EXPENSE
Salaries and employee benefits	31,884	23,323
Occupancy	2,362	2,219
Data processing and software licenses	3,812	3,050
Legal and professional expenses	7,707	1,710
Point of sale expense	1,567	657
Excise taxes	986	913
Federal Deposit Insurance Corporation ("FDIC") assessments	1,165	1,459
Director and staff expenses	1,145	721
Marketing	210	173
Other expense	2,612	2,795
Noninterest expense, excluding BaaS loan and BaaS fraud expense	53,450	37,020
BaaS loan expense	39,587	20,519
BaaS fraud expense	3,536	11,045
BaaS loan and fraud expense	43,123	31,564
Total noninterest expense	96,573	68,584
Income before provision for income taxes	32,220	21,012
PROVISION FOR INCOME TAXES	6,923	4,606
NET INCOME	$25,297	$16,406
Basic earnings per common share	$1.91	$1.27
Diluted earnings per common share	$1.86	$1.22
Weighted average number of common shares outstanding:
Basic	13,236,517	12,913,485
Diluted	13,603,594	13,458,706

COASTAL FINANCIAL CORPORATION
AVERAGE BALANCES, YIELDS, AND RATES – QUARTERLY
(Dollars in thousands; unaudited)

	For the Three Months Ended
	June 30, 2023			March 31, 2023			June 30, 2022
	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)
Assets
Interest earning assets:
Interest earning deposits with other banks	$211,369	$2,678	5.08%	$271,700	$3,097	4.62%	$499,918	$956	0.77%
Investment securities, available for sale (2)	100,278	534	2.14	100,273	535	2.16	119,975	554	1.85
Investment securities, held to maturity (2)	10,047	119	4.75	1,955	18	3.73	1,280	9	2.82
Other investments	11,773	156	5.31	10,633	30	1.14	10,225	134	5.26
Loans receivable (3)	2,965,287	80,199	10.85	2,708,177	66,431	9.95	2,194,761	40,166	7.34
Total interest earning assets	3,298,754	83,686	10.18	3,092,738	70,111	9.19	2,826,159	41,819	5.94
Noninterest earning assets:
Allowance for credit losses	(87,713)			(81,086)			(46,354)
Other noninterest earning assets	194,747			172,161			115,788
Total assets	$3,405,788			$3,183,813			$2,895,593

Liabilities and Shareholders’ Equity
Interest bearing liabilities:
Interest bearing deposits	$2,326,702	$20,675	3.56%	$2,070,217	$14,958	2.93%	$1,792,119	$1,673	0.37%
Subordinated debt	44,047	596	5.43	44,010	599	5.52	24,313	231	3.81
Junior subordinated debentures	3,589	65	7.26	3,588	63	7.12	3,587	29	3.24
Total interest bearing liabilities	2,374,338	21,336	3.60	2,117,815	15,620	2.99	1,820,019	1,933	0.43
Noninterest bearing deposits	717,256			775,940			839,562
Other liabilities	49,085			37,448			19,550
Total shareholders' equity	265,109			252,610			216,462
Total liabilities and shareholders' equity	$3,405,788			$3,183,813			$2,895,593
Net interest income		$62,350			$54,491			$39,886
Interest rate spread			6.57%			6.20%			5.51%
Net interest margin (4)			7.58%			7.15%			5.66%
(1)Yields and costs are annualized.
(2)For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(3)Includes loans held for sale and nonaccrual loans.
(4)Net interest margin represents net interest income divided by the average total interest earning assets.

COASTAL FINANCIAL CORPORATION
SELECTED AVERAGE BALANCES, YIELDS, AND RATES – BY SEGMENT - QUARTERLY
(Dollars in thousands; unaudited)

	For the Three Months Ended
	June 30, 2023				March 31, 2023			June 30, 2022
(dollars in thousands, unaudited)	Average Balance	Interest & Dividends	Yield / Cost (1)		Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)
Community Bank
Assets
Interest earning assets:
Loans receivable (2)	$1,695,881	$26,567	6.28%		$1,643,985	$24,211	5.97%	$1,503,467	$18,885	5.04%
Intrabank asset	—	—	—		—	—	—	158,607	303	0.77
Total interest earning assets	1,695,881	26,567	6.28		1,643,985	24,211	5.97	1,662,074	19,188	4.63
Liabilities
Interest bearing liabilities:
Interest bearing deposits	875,760	3,663	1.68%		853,152	2,534	1.20%	921,499	317	0.14%
Intrabank liability	196,552	2,490	5.08		94,668	1,079	4.62	—	—	—
Total interest bearing liabilities	1,072,312	6,153	2.30		947,820	3,613	1.55	921,499	317	0.14
Noninterest bearing deposits	623,570				696,166			740,575
Net interest income		$20,414				$20,598			$18,871
Net interest margin(4)			4.83%	4.83%			5.08%			4.55%

CCBX
Assets
Interest earning assets:
Loans receivable (2)(4)	$1,269,406	$53,632	16.95%		$1,064,192	$42,220	16.09%	$691,294	$21,281	12.35%
Intrabank asset	275,222	3,487	5.08		232,647	2,652	4.62	278,312	532	0.77
Total interest earning assets	1,544,628	57,119	14.83		1,296,839	44,872	14.03	969,606	21,813	9.02
Liabilities
Interest bearing liabilities:
Interest bearing deposits	1,450,942	17,012	4.70%		1,217,065	12,424	4.14%	870,620	1,356	0.62%
Total interest bearing liabilities	1,450,942	17,012	4.70		1,217,065	12,424	4.14	870,620	1,356	0.62
Noninterest bearing deposits	93,686				79,774			98,987
Net interest income		$40,107				$32,448			$20,457
Net interest margin(3)			10.41%				10.15%			8.46%
Net interest margin, net of Baas loan expense (5)			4.69%				4.66%			3.40%

	For the Three Months Ended
	June 30, 2023			March 31, 2023				June 30, 2022
(dollars in thousands, unaudited)	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance		Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)
Treasury & Administration
Assets
Interest earning assets:
Interest earning deposits with other banks	$211,369	$2,678	5.08%	$271,700		$3,097	4.62%	$499,918	$956	0.77%
Investment securities, available for sale (6)	100,278	534	2.14	100,273		535	2.16	119,975	554	1.85
Investment securities, held to maturity (6)	10,047	119	4.75	1,955		18	3.73	1,280	9	2.82
Other investments	11,773	156	5.31	10,633		30	1.14	10,225	134	5.26
Total interest earning assets	333,467	3,487	4.19%	384,561	—	3,680	3.88%	631,398	1,653	1.05%
Liabilities
Interest bearing liabilities:
Subordinated debt	44,047	596	5.43%	44,010		599	5.52%	24,313	231	3.81%
Junior subordinated debentures	3,589	65	7.26	3,588		63	7.12	3,587	29	3.24
Intrabank liability, net (7)	78,670	997	5.08	137,979		1,573	4.62	436,919	835	0.77
Total interest bearing liabilities	126,306	1,658	5.27	185,576		2,235	4.89	464,819	1,095	0.94
Net interest income		$1,829				$1,445			$558
Net interest margin(3)			2.20%				1.52%			0.35%
(1)Yields and costs are annualized.
(2)Includes loans held for sale and nonaccrual loans.
(3)Net interest margin represents net interest income divided by the average total interest earning assets.
(4)CCBX yield does not include the impact of BaaS loan expense. BaaS loan expense represents the amount paid or payable to partners for credit enhancements, fraud enhancements and originating & servicing CCBX loans. See reconciliation of the non-GAAP measures at the end of this earnings release for the impact of BaaS loan expense on CCBX loan yield.
(5)Net interest margin, net of BaaS loan expense includes the impact of BaaS loan expense. BaaS loan expense represents the amount paid or payable to partners for credit enhancements, fraud enhancements, originating & servicing CCBX loans. See reconciliation of the non-GAAP measures at the end of this earnings release.
(6)For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(7)Intrabank assets and liabilities are consolidated for period calculations and presented as intrabank asset, net or intrabank liability, net in the table above.

COASTAL FINANCIAL CORPORATION
AVERAGE BALANCES, YIELDS, AND RATES – YEAR-TO-DATE
(Dollars in thousands; unaudited)

	For the Six Months Ended
	June 30, 2023			June 30, 2022
(dollars in thousands; unaudited)	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)
Assets
Interest earning assets:
Interest earning deposits with other banks	$241,368	$5,775	4.82%	$670,974	$1,358	0.41%
Investment securities, available for sale (2)	100,276	1,069	2.15	82,431	615	1.50
Investment securities, held to maturity (2)	6,023	137	4.59	1,286	19	2.98
Other investments	11,206	186	3.35	9,729	171	3.54
Loans receivable (3)	2,837,442	146,630	10.42	1,982,700	69,798	7.10
Total interest earning assets	3,196,315	153,797	9.70	2,747,120	71,961	5.28
Noninterest earning assets:
Allowance for credit losses	(84,417)			(38,554)
Other noninterest earning assets	183,516			104,159
Total assets	$3,295,414			$2,812,725

Liabilities and Shareholders’ Equity
Interest bearing liabilities:
Interest bearing deposits	$2,199,168	$35,633	3.27%	$1,463,875	$2,226	0.31%
FHLB advances and borrowings	—	—	—	12,154	69	1.14
Subordinated debt	44,028	1,195	5.47	24,304	461	3.83
Junior subordinated debentures	3,588	128	7.19	3,587	51	2.87
Total interest bearing liabilities	2,246,784	36,956	3.32	1,503,920	2,807	0.38
Noninterest bearing deposits	746,436			1,078,525
Other liabilities	43,299			17,790
Total shareholders' equity	258,895			212,490
Total liabilities and shareholders' equity	$3,295,414			$2,812,725
Net interest income		$116,841			$69,154
Interest rate spread			6.39%			4.90%
Net interest margin (4)			7.37%			5.08%
(1)Yields and costs are annualized.
(2)For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(3)Includes loans held for sale and nonaccrual loans.
(4)Net interest margin represents net interest income divided by the average total interest earning assets.

COASTAL FINANCIAL CORPORATION
SELECTED AVERAGE BALANCES, YIELDS, AND RATES – BY SEGMENT – YEAR-TO-DATE
(Dollars in thousands; unaudited)

	For the Six Months Ended
	June 30, 2023			June 30, 2022
(dollars in thousands; unaudited)	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)
Community Bank
Assets
Interest earning assets:
Loans receivable (2)	$1,670,076	$50,779	6.13%	$1,445,123	$36,525	5.10%
Intrabank asset	—	—	—	213,207	431	0.41
Total interest earning assets	1,670,076	50,779	6.13	1,658,330	36,956	4.49
Liabilities
Interest bearing liabilities:
Interest bearing deposits	864,518	6,197	1.45%	928,602	752	0.16%
Intrabank liability	145,890	3,569	4.93	—	—	—
Total interest bearing liabilities	1,010,408	9,766	1.95	928,602	752	0.16
Noninterest bearing deposits	659,668			729,728
Net interest income		$41,013			$36,204
Interest rate spread			4.18%			4.33%
Net interest margin(3)			4.95%			4.40%

CCBX
Assets
Interest earning assets:
Loans receivable (2)(4)	$1,167,366	$95,851	16.56%	$537,577	$33,273	12.48%
Intrabank asset	254,052	6,139	4.87	346,493	730	0.42
Total interest earning assets	1,421,418	101,990	14.47	884,070	34,003	7.76
Liabilities
Interest bearing liabilities:
Interest bearing deposits	1,334,650	29,436	4.45%	535,273	1,474	0.56%
Total interest bearing liabilities	1,334,650	29,436	4.45	535,273	1,474	0.56
Noninterest bearing deposits	86,768			348,797
Net interest income		$72,554			$32,529
Interest rate spread			10.02%			7.20%
Interest rate spread, net of BaaS loan expense			3.18%			(0.50)%
Net interest margin(3)			10.29%			7.42%
Net interest margin, net of Baas loan expense (5)			4.68%			2.74%

	For the Six Months Ended
	June 30, 2023			June 30, 2022
(dollars in thousands; unaudited)	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)
Treasury & Administration
Assets
Interest earning assets:
Interest earning deposits with other banks	$241,368	$5,775	4.82%	$670,974	$1,358	0.41%
Investment securities, available for sale (6)	100,276	1,069	2.15	82,431	615	1.50
Investment securities, held to maturity (6)	6,023	137	4.59	1,286	19	2.98
Other investments	11,206	186	3.35	9,729	171	3.54
Total interest earning assets	358,873	7,167	4.03	764,420	2,163	0.57
Liabilities
Interest bearing liabilities:
FHLB advances and borrowings	—	—	—%	12,154	69	1.14%
Subordinated debt	44,028	1,195	5.47	24,304	461	3.83
Junior subordinated debentures	3,588	128	7.19	3,587	51	2.87
Intrabank liability, net (7)	108,162	2,570	4.79	559,700	1,161	0.42
Total interest bearing liabilities	155,778	3,893	5.04	599,745	1,742	0.59
Net interest income		$3,274			$421
Interest rate spread			(1.01)%			(0.02)%
Net interest margin(3)			1.84%			0.11%
(1)Yields and costs are annualized.
(2)Includes loans held for sale and nonaccrual loans.
(3)Net interest margin represents net interest income divided by the average total interest earning assets.
(4)CCBX yield does not include the impact of BaaS loan expense. BaaS loan expense represents the amount paid or payable to partners for credit enhancements, fraud enhancements and originating & servicing CCBX loans. See reconciliation of the non-GAAP measures at the end of this earnings release for the impact of BaaS loan expense on CCBX loan yield.
(5)Net interest margin, net of BaaS loan expense includes the impact of BaaS loan expense. BaaS loan expense represents the amount paid or payable to partners for credit enhancements, fraud enhancements, originating & servicing CCBX loans. See reconciliation of the non-GAAP measures at the end of this earnings release.
(6)For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(7)Intrabank assets and liabilities are consolidated for period calculations and presented as intrabank asset, net or intrabank liability, net in the table above.

COASTAL FINANCIAL CORPORATION
QUARTERLY STATISTICS
(Dollars in thousands, except share and per share data; unaudited)

	Three Months Ended
	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Income Statement Data:
Interest and dividend income	$83,686	$70,111	$65,030	$55,179	$41,819
Interest expense	21,336	15,620	11,598	5,990	1,933
Net interest income	62,350	54,491	53,432	49,189	39,886
Provision for credit losses - loans	52,598	43,544	33,600	18,428	14,094
(Recovery)Provision for unfunded commitments	(345)	153	—	—	—
Net interest income after provision for credit losses - loans and unfunded commitments	10,097	10,794	19,832	30,761	25,792
Noninterest income	58,595	49,307	42,815	34,391	25,492
Noninterest expense	51,910	44,663	47,103	51,087	38,169
Provision for income tax	3,876	3,047	2,426	2,964	2,939
Net income	12,906	12,391	13,118	11,101	10,176

	As of and for the Three Month Period
	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Balance Sheet Data:
Cash and cash equivalents	$275,060	$393,916	$342,139	$410,728	$405,689
Investment securities	110,730	101,704	98,353	98,871	109,821
Loans held for sale	35,923	27,292	—	43,314	60,000
Loans receivable	3,007,553	2,837,204	2,627,256	2,507,889	2,334,354
Allowance for credit losses	(110,762)	(89,123)	(74,029)	(59,282)	(49,358)
Total assets	3,535,283	3,451,033	3,144,467	3,133,741	2,969,722
Interest bearing deposits	2,436,980	2,333,423	2,042,509	2,023,849	1,879,253
Noninterest bearing deposits	725,592	761,800	775,012	813,217	818,052
Core deposits (1)	3,137,747	3,068,162	2,686,528	2,727,830	2,584,831
Total deposits	3,162,572	3,095,223	2,817,521	2,837,066	2,697,305
Total borrowings	47,658	47,619	47,587	27,931	27,911
Total shareholders’ equity	272,662	258,763	243,494	228,733	217,661

Share and Per Share Data (2):
Earnings per share – basic	$0.97	$0.94	$1.01	$0.86	$0.79
Earnings per share – diluted	$0.95	$0.91	$0.96	$0.82	$0.76
Dividends per share	—	—	—	—	—
Book value per share (3)	$20.50	$19.48	$18.50	$17.66	$16.81
Tangible book value per share (4)	$20.50	$19.48	$18.50	$17.66	$16.81
Weighted avg outstanding shares – basic	13,275,640	13,196,960	13,030,726	12,938,200	12,928,061
Weighted avg outstanding shares – diluted	13,597,763	13,609,491	13,603,978	13,536,823	13,442,013
Shares outstanding at end of period	13,300,809	13,281,533	13,161,147	12,954,573	12,948,623
Stock options outstanding at end of period	357,999	360,119	438,103	644,334	655,844
See footnotes on following page

	As of and for the Three Month Period
	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Credit Quality Data:
Nonperforming assets (5) to total assets	0.95%	0.91%	1.06%	0.73%	0.09%
Nonperforming assets (5) to loans receivable and OREO	1.12%	1.11%	1.26%	0.91%	0.11%
Nonperforming loans (5) to total loans receivable	1.12%	1.11%	1.26%	0.91%	0.11%
Allowance for credit losses to nonperforming loans	328.4%	282.5%	224.4%	259.1%	849.4%
Allowance for credit losses to total loans receivable	3.68%	3.14%	2.82%	2.36%	2.11%
Gross charge-offs	$32,299	$34,167	$18,886	$8,513	$3,542
Gross recoveries	$1,340	$1,865	$33	$9	$36
Net charge-offs to average loans (6)	4.19%	4.84%	2.87%	1.38%	0.64%

Capital Ratios (7):
Tier 1 leverage capital	8.16%	8.29%	7.97%	7.70%	7.68%
Common equity Tier 1 risk-based capital	8.36%	8.61%	8.92%	8.49%	8.51%
Tier 1 risk-based capital	8.47%	8.73%	9.04%	8.62%	8.65%
Total risk-based capital	11.12%	11.49%	11.94%	10.80%	10.88%
(1)Core deposits are defined as all deposits excluding brokered and all time deposits.
(2)Share and per share amounts are based on total actual or average common shares outstanding, as applicable.
(3)We calculate book value per share as total shareholders’ equity at the end of the relevant period divided by the outstanding number of our common shares at the end of each period.
(4)Tangible book value per share is a non-GAAP financial measure. We calculate tangible book value per share as total shareholders’ equity at the end of the relevant period, less goodwill and other intangible assets, divided by the outstanding number of our common shares at the end of each period. The most directly comparable GAAP financial measure is book value per share. We had no goodwill or other intangible assets as of any of the dates indicated. As a result, tangible book value per share is the same as book value per share as of each of the dates indicated.
(5)Nonperforming assets and nonperforming loans include loans 90+ days past due and accruing interest.
(6)Annualized calculations.
(7)Capital ratios are for the Company, Coastal Financial Corporation.

Non-GAAP Financial Measures
The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance.
However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these adjusted measures, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies.
The following non-GAAP measure is presented to illustrate the impact of BaaS credit enhancements and BaaS fraud enhancements on total revenue.
Revenue excluding BaaS credit enhancements and BaaS fraud enhancements is a non-GAAP measure that excludes the impact of BaaS credit enhancements and BaaS fraud enhancements on revenue. The most directly comparable GAAP measure is revenue.
Reconciliations of the GAAP and non-GAAP measures are presented below.

	As of and for the Three Months Ended			As of and for the Six Months Ended
(dollars in thousands, unaudited)	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Revenue excluding BaaS credit enhancements and BaaS fraud enhancements:
Total net interest income	$62,350	$54,491	$39,886	$116,841	$69,154
Total noninterest income	58,595	49,307	25,492	107,902	47,478
Total Revenue	$120,945	$103,798	$65,378	$224,743	$116,632
Less: BaaS credit enhancements	(51,027)	(42,362)	(14,207)	(93,389)	(27,282)
Less: BaaS fraud enhancements	(1,537)	(1,999)	(6,474)	(3,536)	(11,045)
Total revenue excluding BaaS credit enhancements and BaaS fraud enhancements	$68,381	$59,437	$44,697	$127,818	$78,305
The following non-GAAP measure is presented to illustrate the impact of BaaS loan expense on net loan income and yield on CCBX loans.
Net BaaS loan income divided by average CCBX loans is a non-GAAP measure that includes the impact BaaS loan expense on net BaaS loan income and the yield on CCBX loans. The most directly comparable GAAP measure is yield on CCBX loans.
The following non-GAAP measure is presented to illustrate the impact of BaaS loan expense on net interest income and net interest margin.
Net interest income net of BaaS loan expense is a non-GAAP measure that includes the impact BaaS loan expense on net interest income. The most directly comparable GAAP measure is net interest income.
Net interest margin, net of BaaS loan expense is a non-GAAP measure that includes the impact of BaaS loan expense on net interest rate margin. The most directly comparable GAAP measure is net interest margin.

Reconciliations of the GAAP and non-GAAP measures are presented below.

	As of and for the Three Months Ended			As of and for the Six Months Ended
(dollars in thousands; unaudited)	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Net BaaS loan income divided by average CCBX loans:
CCBX loan yield (GAAP)(1)	16.95%	16.09%	12.35%	16.56%	12.48%
Total average CCBX loans receivable	$1,269,406	$1,064,192	$691,294	$1,167,366	$537,577
Interest and earned fee income on CCBX loans (GAAP)	53,632	42,220	21,281	95,851	33,273
BaaS loan expense	(22,033)	(17,554)	(12,229)	(39,587)	(20,519)
Net BaaS loan income	$31,599	$24,666	$9,052	$56,264	$12,754
Net BaaS loan income divided by average CCBX loans (1)	9.98%	9.40%	5.25%	9.72%	4.78%
Net interest margin, net of BaaS loan expense:
CCBX interest margin (1)	10.41%	10.15%	8.46%	10.29%	7.42%
CCBX earning assets	1,544,628	1,296,839	969,606	1,421,418	884,070
Net interest income	40,107	32,448	20,457	72,554	32,529
Less: BaaS loan expense	(22,033)	(17,554)	(12,229)	(39,587)	(20,519)
Net interest income, net of BaaS loan expense	$18,074	$14,894	$8,228	$32,967	$12,010
Net interest margin, net of BaaS loan expense (1)	4.69%	4.66%	3.40%	4.68%	2.74%
(1) Annualized calculations for periods presented.

APPENDIX A -
As of June 30, 2023
Industry Concentration
We have a diversified loan portfolio, representing a wide variety of industries. Our major categories of loans are commercial real estate, consumer and other loans, residential real estate, commercial and industrial, and construction, land and land development loans. Together they represent $3.01 billion in outstanding loan balances. When combined with $2.34 billion in unused commitments the total of these categories is $5.36 billion.
Commercial real estate loans represent the largest segment of our loans, comprising 38.6% of our total balance of outstanding loans as of June 30, 2023. Unused commitments to extend credit represents an additional $34.2 million, and the combined total in commercial real estate loans represents $1.20 billion, or 22.4% of our total outstanding loans and loan commitments.
The following table summarizes our loan commitment by industry for our commercial real estate portfolio as of June 30, 2023:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments	Total Outstanding Balance & Available Commitment	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
Apartments	$305,459	$11,819	$317,278	5.9%	$3,117	98
Hotel/Motel	164,098	2,577	166,675	3.1	6,311	26
Convenience Store	107,568	2,585	110,153	2.1	1,992	54
Mixed use	89,926	2,752	92,678	1.7	1,046	86
Warehouse	89,222	2,122	91,344	1.7	1,652	54
Office	87,322	3,194	90,516	1.7	939	93
Retail	88,307	675	88,982	1.7	920	96
Mini Storage	55,774	1,792	57,566	1.1	2,935	19
Strip Mall	45,729	—	45,729	0.9	5,716	8
Manufacturing	37,297	1,800	39,097	0.7	1,130	33
Groups < 0.70% of total	93,386	4,923	98,309	1.8	1,139	82
Total	$1,164,088	$34,239	$1,198,327	22.4%	$1,794	649
Consumer loans comprise 28.1% of our total balance of outstanding loans as of June 30, 2023. Unused commitments to extend credit represents an additional $991.3 million, and the combined total in consumer and other loans represents $1.84 billion, or 34.3% of our total outstanding loans and loan commitments. As illustrated in the table below, our CCBX partners bring in a large number of mostly smaller dollar loans, resulting in an average consumer loan balance of just $1,500. CCBX consumer loans are underwritten to CCBX credit standards and underwriting of these loans is regularly tested.

The following table summarizes our loan commitment by industry for our consumer and other loan portfolio as of June 30, 2023:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments	Total Outstanding Balance & Available Commitment (1)	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
CCBX consumer loans
Credit cards	$379,642	$990,447	$1,370,089	25.6%	$1.5	248,853
Installment loans	459,391	—	459,391	8.6	1.7	269,592
Lines of credit	3,704	296	4,000	0.1	0.1	25,826
Other loans	2,265	—	2,265	0.0	0.1	17,261
Community bank consumer loans
Installment loans	1,254	—	1,254	0.0	52.3	24
Lines of credit	149	585	734	0.0	3.5	43
Other loans	54	—	54	0.0	0.2	315
Total	$846,459	$991,328	$1,837,787	34.3%	$1.5	561,914
(1)Total exposure on CCBX loans is subject to portfolio maximum limits - see table below.
Residential real estate loans comprise 15.4% of our total balance of outstanding loans as of June 30, 2023. Unused commitments to extend credit represents an additional $460.0 million, and the combined total in residential real estate loans represents $923.2 million, or 17.2% of our total outstanding loans and loan commitments.
The following table summarizes our loan commitment by industry for our residential real estate loan portfolio as of June 30, 2023:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments	Total Outstanding Balance & Available Commitment (1)	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
CCBX residential real estate loans
Home equity line of credit	$251,213	$413,473	$664,686	12.4%	$23	10,976
Community bank residential real estate loans
Closed end, secured by first liens	181,507	3,597	185,104	3.4	603	301
Home equity line of credit	21,803	41,764	63,567	1.2	98	222
Closed end, second liens	8,656	1,170	9,826	0.2	321	27
Total	$463,179	$460,004	$923,183	17.2%	$40	11,526
(1)Total exposure on CCBX loans is subject to portfolio maximum limits - see table below.
Commercial and industrial loans comprise 11.7% of our total balance of outstanding loans as of June 30, 2023. Unused commitments to extend credit represents an additional $699.5 million, and the combined total in commercial and industrial loans represents $1.05 billion, or 19.7% of our total outstanding loans and loan commitments. Included in commercial and industrial loans is $138.4 million in outstanding capital call lines, with an additional $622.3 million in available loan commitments which is limited to a $350.0 million portfolio maximum. Capital call lines are provided to venture capital firms through one of our CCBX BaaS clients. These loans are secured by the capital call rights and are individually underwritten to the Bank’s credit standards and the underwriting is reviewed by the Bank on every line.

The following table summarizes our loan commitment by industry for our commercial and industrial loan portfolio as of June 30, 2023:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments	Total Outstanding Balance & Available Commitment (1)	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
Capital Call Lines	$138,428	$622,319	$760,747	14.2%	$876	158
Retail	60,344	6,362	66,706	1.2	22	2,718
Construction/Contractor Services	24,067	27,329	51,396	1.0	131	184
Financial Institutions	48,648	—	48,648	0.9	4,054	12
Medical / Dental / Other Care	19,046	8,610	27,656	0.5	705	27
Manufacturing	9,286	3,905	13,191	0.3	202	46
Groups < 0.30% of total	54,010	31,017	85,027	1.6	150	359
Total	$353,829	$699,542	$1,053,371	19.7%	$101	3,504
(1)Total exposure on CCBX loans is subject to portfolio maximum limits -see table below.
Construction, land and land development loans comprise 6.2% of our total balance of outstanding loans as of June 30, 2023. Unused commitments to extend credit represents an additional $159.1 million, and the combined total in construction, land and land development loans represents $345.8 million, or 6.5% of our total outstanding loans and loan commitments.
The following table details our loan commitment for our construction, land and land development portfolio as of June 30, 2023:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments	Total Outstanding Balance & Available Commitment	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
Commercial construction	$78,079	$127,352	$205,431	3.8%	$4,109	19
Undeveloped land loans	42,530	9,718	52,248	1.0	2,835	15
Residential construction	35,032	16,833	51,865	1.0	1,208	29
Developed land loans	18,735	400	19,135	0.4	669	28
Land development	12,330	4,774	17,104	0.3	822	15
Total	$186,706	$159,077	$345,783	6.5%	$1,761	106
We have portfolio limits with our each of our partners to manage loan concentration risk, liquidity risk, and counter-party partner risk. For example, as of June 30, 2023, capital call lines outstanding balance totaled $138.4 million, and while commitments totaled $622.3 million the commitments are limited to a maximum of $350.0 million by agreement with the partner.

APPENDIX B -
As of June 30, 2023
CCBX – BaaS Reporting Information
During the quarter ended June 30, 2023, $51.0 million was recorded in BaaS credit enhancements related to the provision for credit losses - loans and reserve for unfunded commitments for CCBX partner loans and negative deposit accounts. Agreements with our CCBX partners provide for a credit enhancement provided by the partner which protects the Bank by indemnifying or reimbursing incurred losses. In accordance with accounting guidance, we estimate and record a provision for expected losses for these CCBX loans and negative deposit accounts. When the provision for credit losses - loans and provision for unfunded commitments is recorded, a credit enhancement asset is also recorded on the balance sheet through noninterest income (BaaS credit enhancements) in recognition of the CCBX partner legal commitment to indemnify or reimburse losses. The credit enhancement asset is relieved as credit enhancement payments and recoveries are received from the CCBX partner or taken from the partner's cash reserve account. Agreements with our CCBX partners also provide protection to the Bank from fraud by indemnifying or reimbursing incurred fraud losses. Partner fraud includes noncredit fraud losses on loans and deposits originated through partners. Fraud losses are recorded when incurred as losses in noninterest expense, and the enhancement received from the CCBX partner is recorded in noninterest income, resulting in a net impact of zero to the income statement. CCBX partners also pledge a cash reserve account at the Bank which the Bank can collect from when losses occur that is then replenished by the partner on a regular interval. Although agreements with our CCBX partners provide for credit enhancements that provide protection to the Bank from credit and fraud losses by indemnifying or reimbursing incurred credit and fraud losses, if our partner is unable to fulfill their contracted obligations to replenish their cash reserve account then the bank would be exposed to additional loan and deposit losses, as a result of this counterparty risk. If a CCBX partner does not replenish their cash reserve account then the Bank can declare the agreement in default, take over servicing and cease paying the partner for servicing the loan and providing credit enhancements. The Bank would write-off any remaining credit enhancement asset from the CCBX partner but would retain the full yield and any fee income on the loan going forward, and BaaS loan expense would decrease once default occurred and payments to the CCBX partner were stopped.
For CCBX partner loans the Bank records contractual interest earned from the borrower on loans in interest income, adjusted for origination costs which are paid or payable to the CCBX partner. BaaS loan expense represents the amount paid or payable to partners for credit enhancements and originating & servicing CCBX loans. To determine net revenue (Net BaaS loan income) earned from CCBX loan relationships, the Bank takes BaaS loan interest income and deducts BaaS loan expense to arrive at Net BaaS loan income (A reconciliation of the non-GAAP measures are set forth in the preceding section of this earnings release.) which can be compared to interest income on the Company’s community bank loans.
The following table illustrates how CCBX partner loan income and expenses are recorded in the financial statements:

Loan income and related loan expense	Three Months Ended			Six Months Ended
(dollars in thousands; unaudited)	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Yield on loans (2)	16.95%	16.09%	12.35%	16.56%	12.48%
BaaS loan interest income	$53,632	$42,220	$21,281	$95,851	$33,273
Less: BaaS loan expense	22,033	17,554	12,229	39,587	20,519
Net BaaS loan income (1)	31,599	24,666	9,052	56,264	12,754
Net BaaS loan income divided by average BaaS loans (1)	9.98%	9.40%	5.25%	9.72%	4.78%
(1) A reconciliation of the non-GAAP measures are set forth in the preceding section of this earnings release.
(2)Annualized calculation for quarterly periods shown.
Increased interest rates and growth in CCBX loans and deposits has resulted in increases in interest income and expense for the quarter ended June 30, 2023 compared to the quarters ended March 31, 2023 and June 30, 2022. The following tables are a summary of the interest components, direct fees, and expenses of BaaS for the periods indicated and are not inclusive of all income and expense related to BaaS.

Interest income	Three Months Ended			Six Months Ended
(dollars in thousands; unaudited)	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Loan interest income	$53,632	$42,220	$21,281	$95,851	$33,273
Total BaaS interest income	$53,632	$42,220	$21,281	$95,851	$33,273

Interest expense	Three Months Ended			Six Months Ended
(dollars in thousands; unaudited)	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
BaaS interest expense	$17,012	$12,424	$1,356	$29,436	$1,474
Total BaaS interest expense	$17,012	$12,424	$1,356	$29,436	$1,474

BaaS income	Three Months Ended			Six Months Ended
(dollars in thousands; unaudited)	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
BaaS program income:
Servicing and other BaaS fees	$895	$948	$1,159	$1,843	$2,328
Transaction fees	1,052	917	814	1,969	1,307
Interchange fees	975	789	628	1,764	1,060
Reimbursement of expenses	1,026	921	618	1,947	990
BaaS program income	3,948	3,575	3,219	7,523	5,685
BaaS indemnification income:
BaaS credit enhancements	51,027	42,362	14,207	93,389	27,282
BaaS fraud enhancements	1,537	1,999	6,474	3,536	11,045
BaaS indemnification income	52,564	44,361	20,681	96,925	38,327
Total BaaS income	$56,512	$47,936	$23,900	$104,448	$44,012

BaaS loan and fraud expense:	Three Months Ended			Six Months Ended
(dollars in thousands; unaudited)	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
BaaS loan expense	$22,033	$17,554	$12,229	$39,587	$20,519
BaaS fraud expense	1,537	1,999	6,474	3,536	11,045
Total BaaS loan and fraud expense	$23,570	$19,553	$18,703	$43,123	$31,564